UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2014

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439

(Address of principal executive offices and zip code)

(952) 947-7777
(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation
Current Report on Form 8-K

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 10, 2014, the Company announced that Ms. Norma Knudsen’s employment as Executive Vice President, Merchandising will terminate on January 31, 2014.  Ms. Knudsen will remain an employee performing such duties as assigned by the Company through February 28, 2014 to facilitate a smooth transition of her responsibilities.  In connection with the termination of Ms. Knudsen’s employment, she is entitled to the severance benefits provided under her employment agreement with the Company.  In addition, the Company and Ms. Knudsen have entered into a transition and separation agreement that provides for the following:

•                  The Company will not terminate Ms. Knudsen’s employment other than for cause prior to February 28, 2014;

•                  If Ms. Knudsen remains employed in accordance with the terms of the transition and separation agreement, the Company will pay for outplacement services for Ms. Knudsen in an amount not to exceed $10,000 (through a period that will expire no later than August 31, 2014); and

•                  Ms. Knudsen will be eligible to receive an additional discretionary payment from the Company of up to $100,000 to be paid in a lump sum on the first regular payroll date after February 28, 2015, the amount of which payment, if any, shall be determined in the sole discretion of the Company.

Pursuant to the terms of the employment agreement and transition and separation agreement, Ms. Knudsen will release any claims she may have against the Company as a condition to the receipt of the severance benefits under her employment agreement and other separation benefits.  Ms. Knudsen’s receipt of the severance benefits under her employment agreement and other separation benefits also is subject to her strict compliance with all of her continuing obligations under her employment agreement and the transition and separation agreement.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: January 13, 2014	By:	/s/ Eric Bakken
Name: Eric Bakken, Title: Secretary